CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of General DataComm Industries, Inc. of our report dated October 29, 1999, except for Note 7 and Note 16, for which the date is December 31, 1999, relating to the consolidated financial statements of General DataComm Industries, Inc. and Subsidiaries which is incorporated by reference in the Annual Report on Form 10-K for the year ended September 30, 1999. We also consent to the incorporation by reference of our report dated October 29, 1999, except for Note 7 and Note 16 for which the date is December 31, 1999, relating to the financial statement schedules, which appear on this Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


                                      /s/ PRICEWATERHOUSECOOPERS LLP
                                          PricewaterhouseCoopers LLP


Stamford, Connecticut
December 20, 2000